Exhibit 23(a)




             [Letterhead of Clark, Thomas & Winters]



                             CONSENT


      We consent to the reference to our firm under the heading "Experts" in the Quarterly Report on Form 10-Q being filed on or about the date hereof by Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., and System Energy Resources, Inc. We further consent to the incorporation by reference in the registration statements of Entergy Gulf States, Inc. on Form S-3 and Form S-8 (File Numbers 2-76551, 2-98011, 33-49739, and 33-51181) of such reference and Statements of Legal Conclusions.



                                   /s/ Clark, Thomas & Winters
                                   A Professional Corporation

                                   CLARK, THOMAS & WINTERS,
                                   A Professional Corporation

Austin, Texas
November 4, 1996